Exhibit 10.17

NON-EXCLUSIVE LICENSE AGREEMENT

This Non-Exclusive License Agreement (“Agreement”) is made and entered into this 3rd day of February, 2004 (the “Effective Date”), by and between Advanced Cell Technology, Inc., a Delaware corporation with offices located at One Innovation Drive, Worcester, Massachusetts 01605 (“ACT”), and One Degree Genetics LLC, a Delaware limited liability company with offices located at 18 Plimpton Road, Westerly, R.I. 02891 (“LICENSEE”) (ACT and LICENSEE sometimes hereinafter referred to as the “parties”).

WITNESSETH

WHEREAS, Robert Saglio, the principal of LICENSEE (“Saglio”), has been employed by ACT’s parent company A.C.T. Group, Inc. (“Group”) as an executive; and

WHEREAS, Saglio’s employment with Group terminated on August 8, 2002; and

WHEREAS, in connection with the termination of Saglio’s employment by Group Saglio and Group entered into a letter agreement dated July 22, 2002 (the “Letter Agreement”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, in connection with the termination of Saglio’s employment by Group Saglio and Group entered into a General Release and Indemnification Agreement dated February 3, 2004 (the “Release”), a copy of which is attached hereto as Exhibit B; and

WHEREAS, ACT owns or has licensed with a sublicensable interest the PATENT RIGHTS (as defined below) and KNOW-HOW (as defined below); and

WHEREAS, Saglio owns directly more than fifty percent (50%) of LICENSEE; and

WHEREAS, Saglio desires to obtain for LICENSEE a nonexclusive license from ACT in and under the PATENT RIGHTS and KNOW-HOW; and

WHEREAS, the Letter Agreement contemplates that ACT will grant such a license to LICENSEE; and

WHEREAS, ACT is willing to grant such a license to LICENSEE upon the terms and conditions set forth below; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1                                 “FIELD OF NUTRACEUTICALS” means the developing, making, using, selling, offering to sell or importing of products that are composed of, made in or derived, extracted or isolated from transgenic animals (including transgenic animals which have been cloned) containing one or more genes not naturally present in such animal, where such gene’s product serves to prevent or treat a human disease, for all purposes related to medical therapies (i.e., therapies for the prevention or treatment of human disease), including but not limited to the production of biopharmaceutical agents, proteins, peptides and polypeptides for pharmaceutical, nutraceutical or other use.

1.2                                 “KNOW-HOW” means all compositions of matter, techniques and data and other know-how and technical information including inventions (whether or not patentable), improvements and developments, practices, methods, concepts, trade secrets, documents, computer data, computer code, apparatus, clinical and regulatory strategies, test data, analytical and quality control data, formulation, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information that is owned or controlled by ACT as of the Effective Date that relates to cloning technology or to any of the subject matter described in or claimed by the PATENT RIGHTS and is relevant to the FIELD OF NUTRACEUTICALS.

1.3                                 “LICENSED PROCESS” means any process or method, the researching, developing, using, practicing, selling, offering for sale, importing or exporting of which by LICENSEE would, but for the licenses granted to LICENSEE in Article 2 of this Agreement, infringe a VALID CLAIM of the PATENT RIGHTS in the country in which such process or method is researched, developed, practiced, sold, offered for sale, imported or exported.

1.4                                 “LICENSED PRODUCT” means (a) any product, the making, using, selling, offering for sale, importing or exporting of which by LICENSEE, would, but for the licenses granted to LICENSEE in Article 2 of this Agreement, infringe a VALID CLAIM of the PATENT RIGHTS in the country in which any such product is so made, used, sold, offered for sale, imported or exported by LICENSEE or (b) any product that is made by LICENSEE using a process or method that would, but for the licenses granted to LICENSEE in Article 2 of this Agreement, infringe a VALID CLAIM of the PATENT RIGHTS in the country in which any such process or method is used.

1.5                                 “LICENSED SERVICES” means any service, the developing, using, performing, selling, offering for sale, importing or exporting of which by LICENSEE would, but for the licenses granted to LICENSEE in Article 2 of this Agreement, infringe a VALID CLAIM of the PATENT RIGHTS in the country in which any such service is so developed, used, performed, sold, offered for sale, imported or exported by LICENSEE.

1.6                                 “LICENSEE” means One Degree Genetics LLC, a Delaware limited liability company with offices located at         18 Plimpton Road, Westerly, R.I. 02891.

1.7                                 “NET SALES” shall mean the amount billed or invoiced by LICENSEE for the sale or provision of LICENSED PRODUCTS or LICENSED PROCESSES or LICENSED SERVICES less:

(a)                                  discounts allowed;

(b)                                 sales, tariff duties, use and other taxes directly imposed with reference to particular sales;

(c)                                  special packaging, transportation and insurance prepaid or allowed; and

(d)                                 amounts allowed or credited on returns.

1.8                                 “PATENT RIGHTS” means (a) the patent applications and patents identified on Exhibit C attached hereto and any patents that issue on said applications and (b) any divisions, continuations, continuations-in-part, extensions, reissues or reexaminations of any of the patents identified in the foregoing clause (a).  The parties agree that Exhibit C may be revised from time to time after the Effective Date to reflect changes thereto.

1.9                                 “TERM” has the meaning set forth in Section 8.1.

1.10                           “TERRITORY” means the entire world.

1.11                           “UMASS LICENSE” means the Exclusive License Agreement between ACT and the University of Massachusetts, dated April 16, 1996, as amended by the Amendment to Exclusive License Agreement dated September 1, 1999, the Second Amendment to Exclusive License Agreement dated May 31, 2000, and the Third Amendment to Exclusive License Agreement dated September 19, 2002.

1.12                           “VALID CLAIM” means a claim of any issued and unexpired patent within the PATENT RIGHTS which has not lapsed, become abandoned or been held revoked, invalid, or unenforceable by a decision of a court or administrative or government authority or agency of competent jurisdiction from which no appeal can be or has been taken within the time allowed for such appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

Additional terms may be defined throughout this Agreement

ARTICLE 2 - GRANT

2.1                                 ACT hereby grants to LICENSEE, and LICENSEE hereby accepts, subject to the terms and conditions hereof, a royalty bearing, nonexclusive license in the TERRITORY in the FIELD OF NUTRACEUTICALS and under the PATENT RIGHTS and KNOW-HOW to (a) research, develop, make, have made, use, sell, have sold, offer for sale, have offered for sale, import, have imported, export and have exported LICENSED PRODUCTS, (b) research, develop, use, practice, sell, have sold, offer for sale, have offered for sale, import, have imported, export and have exported LICENSED PROCESSES and (c) develop, use, perform, sell, have sold, offer for sale, have offered for sale, import, have imported, export and have exported LICENSED SERVICES.  LICENSEE shall have the right, in connection with the licenses to “have made,” “have sold,” “have offered for sale,” “have imported” and “have exported” to sublicense the rights granted in this Section 2.1 to third parties in connection with contracting with such third parties to (x) provide LICENSED PRODUCT marketing and distribution services to LICENSEE on behalf of LICENSEE, (y) provide Licensed Services marketing services to LICENSEE on behalf of LICENSEE or (z) manufacture for LICENSEE LICENSED PRODUCTS for sale by LICENSEE or a third party pursuant to the foregoing clause (x).

2.2                                 Except as expressly provided by Section 2.1 above, LICENSEE shall not have the right to grant sublicenses without the express prior written approval of ACT, which approval shall be granted or denied in ACT’s sole discretion.

2.3                                 Within thirty (30) business days of the Effective Date, ACT shall provide and transfer to LICENSEE all information and data relating to the PATENT RIGHTS and KNOW-HOW as may be reasonably necessary to allow LICENSEE to exploit the licenses granted hereunder.

2.4                                 LICENSEE acknowledges that a portion of the PATENT RIGHTS licensed to LICENSEE hereunder is owned by the University and is licensed to ACT under the UMASS LICENSE.  In the event the UMASS LICENSE expires or is terminated for any reason pursuant to the provisions of the UMASS LICENSE or otherwise, the terms of the letter agreement attached hereto as Exhibit D between ACT, LICENSEE and the University shall apply to this Agreement.

ARTICLE 3 - LICENSEEE OBLIGATIONS
RELATING TO COMMERCIALIZATION

3.1                                 LICENSEE shall use its commercially reasonable and diligent efforts to bring one or more LICENSED PRODUCTS, LICENSED PROCESSES or LICENSED SERVICES to market through an active and diligent program for exploitation of the PATENT RIGHTS and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS, LICENSED PROCESSES or LICENSED SERVICES throughout the Term of this Agreement.

3.2                                 LICENSEE shall maintain complete and accurate records of LICENSED PRODUCTS, LICENSED PROCESSES and LICENSED SERVICES that are made, used, sold or performed by LICENSEE under this Agreement.  Not later than May 1st of each year following the Effective Date, LICENSEE shall furnish ACT with a summary report on the progress of its efforts during the prior year to develop and commercialize LICENSED PRODUCTS, LICENSED PROCESSES or LICENSED SERVICES, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts (including LICENSED PRODUCTS, LICENSED PROCESSES and LICENSED SERVICES made, used, sold or performed) and sales figures, provided that such reports shall be deemed Confidential Information (as defined in Section 10.1 herein) subject to the provisions of Article 10 of this Agreement.

3.3                                 In the event that ACT determines that LICENSEE has not fulfilled its obligations under this Article 3, ACT shall furnish LICENSEE with written notice of such determination.  Within sixty (60) days after receipt of such notice, LICENSEE shall either (i) fulfill the relevant obligation or (ii) negotiate with ACT a mutually acceptable schedule of revised obligations; failing which ACT shall have the right, immediately upon written notice to ACT, to terminate this Agreement.

ARTICLE 4 - CONSIDERATION

4.1                                 Initial Payment.  In partial consideration of the license granted to LICENSEE from ACT in Article 2 of this Agreement, LICENSEE agrees to pay a “License Fee” to ACT, by delivery by

LICENSEE within thirty (30) days after the Effective Date, of a convertible promissory note in the form attached hereto as Exhibit E

4.2                                 Royalties.

(a)                                  In partial consideration of the license in the FIELD OF NUTRACEUTICALS granted by ACT to LICENSEE in Article 2 of this Agreement, LICENSEE agrees to pay to ACT an earned royalty equal to five percent (5%) of the NET SALES in the FIELD OF NUTRACEUTICALS made, used, sold, imported, exported or performed by LICENSEE in the TERRITORY.

(b)                                 No multiple royalties shall be payable because any LICENSED PRODUCT, LICENSED PROCESS or LICENSED SERVICE in the FIELD OF NUTRACEUTICALS, its manufacture, use, lease, sale or performance are or shall be covered by more than one patent or patent application within the PATENT RIGHTS.

(c)                                  The obligation of LICENSEE to pay royalties or Sublicense Income (as defined in Section 4.3 herein) hereunder shall terminate for each country in the TERRITORY concurrently with the expiration or termination of the last applicable VALID CLAIM within the PATENT RIGHTS in such country in which the LICENSED PRODUCT, LICENSED PROCESS or LICENSED SERVICE is, (as applicable), used, practiced, performed, sold, offered for sale, imported, exported or manufactured.

4.3                                 Sublicense Income.  LICENSEE shall pay to ACT a total of twenty-seven and one-half percent (27.5%) of all Sublicense Income.  “Sublicense Income” means consideration that LICENSEE receives for the sublicense of rights that are granted LICENSEE under Article 2, approved in writing by ACT, including without limitation license fees, milestone payments, equity payments, up front fees, success fees, and license maintenance fees.

4.4                                 Payments in U.S. Currency.  All payments due under this Agreement shall be paid in cash to ACT and all payments shall be made in United States currency.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate reported in The Wall Street Journal on the last working day of the calendar quarter to which the payment relates.

4.5                                 Taxes.  All payments due hereunder shall be paid in full without deduction of taxes or other fees which may be imposed by any government and which shall be paid by LICENSEE; provided, however, that any withholding tax required to be withheld by LICENSEE on royalty payments under the laws of any country in the TERRITORY on behalf of ACT will be timely paid by LICENSEE to the appropriate governmental authority, and LICENSEE will furnish ACT with proof of payment of such tax.  Any such tax actually withheld may be deducted from royalty payments due to ACT under this Agreement.  If at any time legal restrictions prevent the prompt remittance of part or all of any payments owed by LICENSEE to ACT hereunder with respect to any country in the TERRITORY, payment shall be made through any lawful means or methods that may be available, and as LICENSEE shall reasonably determine is appropriate.

4.6                                 Overdue Payments.  Any payments to be made by LICENSEE hereunder that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in The Wall

Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent.

ARTICLE 5 - REPORTS AND RECORDS

5.1                                 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to ACT hereunder and to enable the reports provided under Section 5.2 to be verified.  Said books of account shall be kept at LICENSEE’s principal place of business.  Said books and the supporting data shall be open upon reasonable advance notice (but not less than five (5) business days notice and no more frequently than once per calendar year) for three (3) years following the end of the calendar year to which they pertain, to the inspection of ACT or its agents for the purpose of verifying LICENSEE’s royalty and Sublicense Income statement or compliance in other respects with this Agreement.  If any such audit determines an error in any royalty or Sublicense Income payment, LICENSEE shall pay to ACT, within thirty (30) days of the discovery of the error, (a) all deficiencies in royalty or Sublicense Income payments, (b) interest on such deficiencies from the date such royalty or Sublicense Income payment was due until the date paid at the rate set forth in Section 4.6 above, and (c) if such error is in excess of five percent (5%) of any royalty or Sublicense Income payment, the cost of the audit.  In all other cases, the costs of the audit shall be paid for by ACT.  All information disclosed pursuant to an audit shall be treated as Confidential Information (as defined in Section 10.1 herein) and shall not be disclosed to any third party or used for any purpose other than to determine the correctness of LICENSEE’s royalty and Sublicense Income statement or compliance in other respects with this Agreement.

5.2                                 After the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS, LICENSEE, within forty-five (45) days after March 31, June 30, September 30 and December 31 of each year, shall deliver to ACT a true and accurate report, giving such particulars of the business conducted by LICENSEE and its permitted sublicensees during the preceding three-month period under this Agreement as shall be pertinent to a royalty and Sublicense Income accounting hereunder.  Without limiting the generality of the foregoing, these reports shall include at least the following:

(a)                                  the number of LICENSED PRODUCTS manufactured and sold by LICENSEE and all sublicensees;

(b)                                 total billings and the amounts actually received for LICENSED PRODUCTS sold by LICENSEE and all sublicensees;

(c)                                  an accounting for all LICENSED PROCESSES or LICENSED SERVICES used in the provision of services to others or sold by LICENSEE;

(d)                                 the deductions applicable as provided in Section 1.11; and

(e)                                  the names and addresses of all parties making LICENSED PRODUCTS on behalf of LICENSEE.

The reports shall provide the above-identified information by animal.

5.3                                 With each such report submitted, LICENSEE shall pay to ACT the royalties and

Sublicense Income due and payable for such three-month period.  If no royalties or Sublicense Income shall be due, LICENSEE shall so report.

ARTICLE 6 - PATENT PROSECUTION

6.1                                 ACT shall be solely responsible for the continued prosecution of pending patent applications included in the PATENT RIGHTS and the issuance of such applications after allowance.  Additionally, ACT shall pay all government fees in any given country required to maintain the PATENT RIGHTS; and shall submit evidence to LICENSEE upon request that such fees have been timely paid.  The prosecution, filing and maintenance of all patents and applications shall be the primary responsibility of ACT.  LICENSEE agrees to cooperate fully with ACT, as requested by ACT and at ACT’s expense, in the preparation, filing, prosecution, and maintenance of the patent applications and patents included in the PATENT RIGHTS.

ARTICLE 7 - PROSECUTION OF INFRINGERS
AND DEFENSE OF PATENT RIGHTS

The parties agree to notify each other in writing of any actual or threatened infringement by a third party of Patent Rights or of any claim of invalidity, unenforceability, or non-infringement of the Patent Rights.  ACT shall have the sole responsibility to prosecute or defend such claims, as applicable.  LICENSEE shall if requested provide reasonable assistance to ACT, at ACT’s expense, in connection with the prosecution or defense of such claims.

ARTICLE 8 - INDEMNIFICATION

8.1                                 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless ACT and the University and their trustees, directors, officers, employees and affiliates (collectively, the “Indemnified Parties”) against all liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees (excluding, pursuant to Article 13 hereof, any special, indirect, reliance, incidental, exemplary, cover or consequent damages suffered or incurred by any of the Indemnified Parties directly (as opposed to any special, indirect, reliance, incidental, exemplary, cover or consequential damages suffered or incurred by third parties who are, in turn, seeking the same from the Indemnified Parties, which shall be covered by the indemnity set forth herein)), incurred or imposed upon any of the Indemnified Parties in connection with or as a consequence of any claims (including third party claims), suits, actions, demands or judgments arising out of the death of or injury to any person or persons or out of any damage to property resulting from the development, production, manufacture, sale, use, performance, rendering, consumption or advertisement of the LICENSED PRODUCT(s) and/or LICENSED PROCESS(es) or arising from any obligation, act or omission performed or failed to be performed hereunder, or from a breach of any representation or warranty of LICENSEE hereunder, excepting only claims that the PATENT RIGHTS or the exercise thereof infringe third party intellectual property or claims that result from any breach by ACT of this Agreement.

8.2                                 If the exercise of LICENSEE’s rights under this Agreement in any country in the TERRITORY is the subject of a bona fide claim by a third party, filed in a court of competent jurisdiction after the date hereof, that the exercise of such rights infringes or conflicts with any intellectual property rights of such third party (a “Third Party Infringement Claim”), then LICENSEE shall not have any of the rights granted herein in such country and shall have no obligation to pay ACT any further payments under Article 4 of this Agreement with respect to any country of the TERRITORY until such claim is resolved by proper adjudication or settlement permitting LICENSEE to exercise LICENSEE’s rights under this Agreement in the applicable country of the TERRITORY.  Notwithstanding anything herein to the contrary, ACT covenants that it will not (a) assert or bring any suit, action, claim or other proceeding against LICENSEE based on, in whole or in part, LICENSEE’s exercise of LICENSEE’s rights, in accordance with the terms and conditions of this Agreement, with respect to the PATENT RIGHTS and/or KNOW_HOW and/or (b) join in any third party suit, action, claim or other proceeding against LICENSEE based on, in whole or in part, any intellectual property rights (including without limitation, patent rights and/or know how) owned by the applicable third party, so long as LICENSEE is not in violation of this Agreement.

8.3                                 Any indemnification obligations set forth in this Agreement shall be subject to the following conditions: (i) the indemnified party shall notify the indemnifying party in writing promptly upon learning of any claim or suit for which indemnification is sought; (ii) the indemnifying party shall have control of the defense or settlement, provided that the indemnified party shall have the right (but not the obligation) to participate in such defense or settlement with counsel at its selection and at its sole expense; and (iii) the indemnified party shall reasonably cooperate with the defense, at the indemnifying party’s expense.

8.4                                 LICENSEE agrees to maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the indemnified parties.  LICENSEE shall continue to maintain such insurance or self-insurance during the term of this Agreement and after the expiration or termination of this Agreement for a period of five (5) years.  LICENSEE shall provide to ACT, upon request, proof of any such insurance policy maintained by LICENSEE.

ARTICLE 9 – TERMINATION

9.1                                 The term of this Agreement (“TERM”) shall commence on the Effective Date and continue until the expiration of the last VALID CLAIM within the PATENT RIGHTS to expire, unless sooner terminated as provided in this Article 9; provided that LICENSEE’s obligation to pay royalties or Sublicense Income on NET SALES in any country will terminate pursuant to Section 4.2(c) (subject to LICENSEE’s obligations under Section 9.4 herein).

9.2                                 If either party commits a material breach of a material term of this Agreement (including any failure to make any payment due under this Agreement), the non-breaching party shall have the right to terminate this Agreement effective on thirty (30) days prior written notice to the party in breach, unless such breach is cured prior to the expiration of such thirty (30) day period.

9.3                                 LICENSEE shall have the right to terminate this Agreement at any time on thirty (30) days prior notice to ACT, and upon payment of all amounts due ACT through the effective date of the termination.

9.4.                              Notwithstanding anything herein to the contrary, in the event that this Agreement is terminated by ACT pursuant to Section 9.2 or by LICENSEE pursuant to Sections 9.2 or 9.3, LICENSEE shall retain a license to rights granted in Article 2 to the extent reasonably necessary to sell any LICENSED PRODUCTS existing or under production and to perform LICENSED PROCESSES or LICENSED SERVICES related to such LICENSED PRODUCTS or that are in process, subject to the terms of this Agreement (including without limitation the obligation to pay royalties under Article 4), provided that LICENSEE shall complete and sell all such work-in-progress and inventory within six (6) months after the effective date of termination.

9.5                                 Upon the expiration of the TERM of this Agreement LICENSEE shall have a fully paid-up, non-exclusive, irrevocable, royalty free license under the rights granted in Article 2.

9.6                                 Nothing herein shall be construed to release either party from any obligation that accrued prior to expiration or any termination of this Agreement.  The following provisions shall survive any termination of this Agreement: this Section 9.6 and Articles/Sections 1, 2, 4, 7, 8, 9.4, 10, 11, 12, 13, 14.3, 14.4, 14.7, 14.8, 14.9, 14.11 and 14.14, and any other provision which by its nature is intended to survive any such termination.  The following provisions shall survive any expiration of the TERM of this Agreement: this Section 9.6 and Articles/Sections 1, 2, 8, 9.4, 9.5, 10, 11, 12, 13, 14.3, 14.4, 14.7, 14.8, 14.9, 14.11 and 14.14, and any other provision which by its nature is intended to survive any such expiration.

ARTICLE 10 – CONFIDENTIALITY AND NON-DISCLOSURE

10.1                           Confidential Information; Non-Disclosure.  “Confidential Information” shall mean any technical, business, financial, customer or other information disclosed by one party (the “disclosing party”) to the other party (the “receiving party”) pursuant to this Agreement which is marked “Confidential” or “Proprietary,” or which, under all of the given circumstances, ought reasonably to be treated as confidential information of the disclosing party.  Such information may be disclosed in oral, visual or written form (including magnetic, optical or other media).  Except as expressly provided in Section 10.2 below, each party’s Confidential Information specifically includes without limitation the respective party’s business plans and business practices, the terms of this Agreement, scientific knowledge, research and development or know-how, processes, inventions, techniques, formulae, products and product plans, business operations, customer requirements, designs, sketches, photographs, drawings, specifications, reports, studies, findings, data, plans or other records, biological materials, software, margins, payment terms and sales forecasts, volumes and activities, designs, computer code, technical information, costs, pricing, financing, business opportunities, personnel, and information of ACT or LICENSEE relating to the LICENSED PROCESSES, LICENSED PRODUCTS or LICENSED SERVICES whether or not such information is marked, identified or confirmed.  Except to the extent expressly authorized by this Agreement or by other prior written consent by the disclosing party, the receiving party, during the term of this Agreement, and thereafter, shall: (i) treat as confidential all Confidential Information of the other party; (ii) use Confidential Information only for exercising the rights and fulfilling the obligations set forth in this Agreement, (iii) implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the disclosing party’s Confidential Information; (iv) not disclose Confidential Information to any third party, and (v) only disclose the Confidential Information to (a) those of its employees who have a need to know Confidential Information in order to exercise the rights and fulfill the obligations set forth in this Agreement and (b) legal and professional advisors and existing and potential investors and their legal and professional advisors, each of which is bound by a written agreement (or in the case of attorneys or other professional advisors, formal ethical duties) requiring such advisors and investors to treat, hold and maintain such Confidential Information in accordance with the terms and conditions of this Agreement. Without limiting the foregoing, the receiving party shall protect the disclosing party’s Confidential Information using at least the same procedures and degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event less than reasonable care.

10.2                           Exceptions.  The receiving party shall have no obligation or liability to the disclosing party with regard to any Confidential Information of the disclosing party; (i) that was publicly known and available at the time it was disclosed or becomes publicly known and available through no fault, action, or inaction of the receiving party; (ii) was known to the receiving party, without restriction, at the time of disclosure as shown by the files of the receiving party in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing party; (iv) was independently developed by the receiving party without any use of the disclosing party’s Confidential Information, provided, that the receiving party can demonstrate such independent development by documented evidence prepared contemporaneously with such independent development; (v) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the receiving party shall provide prompt notice thereof and reasonable assistance to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent such disclosure, and provided further that such disclosure is limited to the extent necessary to comply with such order and the information shall otherwise be treated as Confidential Information; or (vi) that is provided to the receiving party by an independent third party without violating any confidentiality obligation to the disclosing party.

10.3                           Injunctive Relief.  ACT and LICENSEE acknowledge and agree that any breach of the confidentiality obligations imposed by this Section 10 will constitute immediate and irreparable harm to the disclosing party and/or its successors and assigns, which cannot adequately and fully be compensated by money damages and will warrant, in addition to all other rights and remedies afforded by law, injunctive relief, specific performance, and/or other equitable relief.  The disclosing party’s rights and remedies hereunder are cumulative and not exclusive.  The disclosing party shall also be entitled to receive from the receiving party the costs of enforcing this Article 10, including reasonable attorneys’ fees and expenses of litigation.

10.4                           Termination.  Upon termination or expiration of this Agreement, or upon the request of the disclosing party at any time, the receiving party shall promptly return to the disclosing party, at its request, all copies of Confidential Information received from the disclosing party, and shall return or destroy, and document the destruction of, all summaries, abstracts, extracts, or other documents which contain any Confidential Information of the disclosing party in any form.  Notwithstanding the foregoing to the contrary, LICENSEE shall have no obligation (even upon a request by ACT) to return or destroy any KNOW-HOW (including tangible embodiments of KNOW-HOW) during the Term of this Agreement.

10.5                           Survival.  The obligations of ACT and LICENSEE under this Article 10 shall survive any expiration or termination of this Agreement.

ARTICLE 11 - PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

Any payment, notice or other communication pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, return receipt requested, or by nationally recognized overnight carrier addressed to the parties at the following addresses or such other addresses as such party furnishes to the other party in accordance with this paragraph.  Such notices, payments, or other communications shall be effective upon receipt.

In the case of ACT:

Advanced Cell Technology, Inc.

One Innovation Drive

Worcester, MA 01605

Attention: Michael D. West, Ph.D., President

With a copy to:

Pierce Atwood

One Monument Square

Portland, ME 04101

Attention: William L. Worden, Esq.

In the case of LICENSEE:

One Degree Genetics LLC

18 Plimpton Road

Westerly, R.I. 02891

Attention: Robert Saglio, President

With a copy to:                                     Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attention: Andrew F. Viles, P.C.

ARTICLE 12 - RESPRESENTATIONS AND WARRANTIES: DISCLAIMER

12.1                           ACT represents and warrants that it owns or has licensed with a sublicensable interest the PATENT RIGHTS and KNOW-HOW, that it has the full legal right and power to grant the licenses granted hereunder, that this Agreement constitutes the binding legal obligation of ACT, enforceable in accordance with its terms and that the execution and performance of this Agreement by ACT will not violate, contravene or conflict with any other agreement to which ACT is a party or by which it is bound or with any law, rule or regulation applicable to ACT.

12.2                           LICENSEE represents and warrants that it has full corporate power and authority to enter into this Agreement, that this Agreement constitutes the binding legal obligation of LICENSEE and that execution and performance of this Agreement by LICENSEE will not violate, contravene or conflict with any other agreement to which LICENSEE is a party or by which it is bound or with any law, rule or regulation applicable to LICENSEE.

12.3                           EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ACT, ITS DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR

IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.  NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY ACT THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

ARTICLE 13 – LIMITATION OF LIABILITY

13.1                           EXCEPT FOR ANY LIABILITY TO ANY THIRD PARTIES PURSUANT TO ARTICLE 8 OF THIS AGREEMENT, IN NO EVENT SHALL ACT OR LICENSEE OR THEIR, ITS DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER ACT OR LICENSEE SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 14 - MISCELLANEOUS PROVISIONS

14.1                           LICENSEE shall comply with all local, state, federal and international laws and regulations relating to the development, manufacture, use, provision, and sale of LICENSED PRODUCTS, LICENSED PROCESSES and LICENSED SERVICES.  Without limiting the generality of the foregoing, LICENSEE agrees to comply with the following:

(a)                                  LICENSEE shall obtain all necessary approvals from the FDA, USDA, or any similar governmental authorities of any foreign jurisdiction in which LICENSEE intends to make, use, or sell LICENSED PRODUCTS or to perform LICENSED PROCESSES or LICENSED SERVICES.

(b)                                 LICENSEE shall comply fully with any and all applicable local, state, federal and international laws and regulations relating to the LICENSED PRODUCTS, LICENSED PROCESSES and LICENSED SERVICES, and the PATENT RIGHTS, in the TERRITORY, including without limitation all export or import regulations and rules now in effect or as may be issued from time to time by any governmental authority which has jurisdiction relating to the export of LICENSED PRODUCTS, LICENSED PROCESSES or LICENSED SERVICES and any technology relating thereto.  LICENSEE hereby gives written assurance that it will comply with all such import or export laws and regulations (including without limitation all Export Administration Regulations of the United States Department of Commerce), that it bears sole responsibility for any violation of such laws and regulations, and that it will indemnify, defend, and hold ACT and the University harmless (in accordance with Article 8) for the consequences of any such violation.

(c)                                  To the extent that any invention claimed in the PATENT RIGHTS has been partially funded by the United States Government, and only to the extent required by applicable laws and regulations, LICENSEE agrees that any LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States or its territories.  Current law provides that if a domestic manufacturer is not commercially feasible under the circumstances, ACT and/or the University may seek a waiver of this requirement from the relevant federal agency on behalf of

LICENSEE and, upon LICENSEE’S request, shall cooperate with LICENSEE in seeking such a waiver.

14.2                           LICENSEE shall not create or incur or cause to be incurred or to exist any lien, encumbrance, pledge, charge, restriction or other security interest of any kind upon the PATENT RIGHTS.

14.3                           Neither party shall originate any publicity, news release or other public announcement (“Announcements”), written or oral, relating to this Agreement or the existence of an arrangement between the parties, without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed, except as otherwise required by law.  Any references to the University in such Announcements shall be subject to the approval of the University.  The foregoing notwithstanding, ACT and LICENSEE shall have the right to make such Announcements without the consent of the other party or the University, as applicable, in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that such party shall have given the other party or the University, as applicable, at least ten (10) days prior written notice of the proposed text for the purpose of giving the other party or the University, as applicable, the opportunity to comment on such text.

14.4                           No implied licenses are granted pursuant to the terms of this Agreement.  No licensed rights shall be created by implication or estoppel.

14.5                           Nothing herein shall be deemed to constitute either party as the agent or representative of the party, or both parties as joint venturers or partners for any purpose.  Each party shall be an independent contractor, not an employee or partner of the other party, and the manner in which each party renders its services under this Agreement shall be within its sole discretion.  Neither party shall be responsible for the acts or omissions of the other party, nor shall either party have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

14.6                           To the extent commercially feasible, and consistent with prevailing business practices and applicable law, all LICENSED PRODUCTS sold pursuant to this Agreement will be marked with the number of each issued patent that applies to such LICENSED PRODUCTS.

14.7                           This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A. without regard to principles of conflicts of law thereof, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

14.8                           The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed by the parties hereto.

14.9                           The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

14.10                     The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

14.11                     This Agreement may not be assigned by LICENSEE without the prior written consent of ACT, which consent shall be granted or denied in ACT’s sole discretion.  ACT may not assign this Agreement without the consent of LICENSEE, which consent shall not be unreasonably withheld or delayed, except that ACT may assign this Agreement to an affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.  Notwithstanding the foregoing to the contrary, this restriction on the assignment by LICENSEE of this Agreement shall not prevent the assignment of this Agreement in connection with a sale of all or substantially all of the assets of LICENSEE, so long as the purchaser of the assets agrees to assume any and all outstanding liabilities to LICENSOR under this Agreement, including but not limited to any outstanding amounts under the promissory note referred to in paragraph 4.1.

14.12                     This Agreement has been prepared jointly and no rule of strict construction shall be applied against either party.  In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.”  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14.13                     This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement.

14.14                     All rights and licenses granted under or pursuant to this Agreement by ACT to LICENSEE are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code (the “Code”), licenses to rights in “intellectual property” as defined in the Code.  The parties hereto agree that LICENSEE, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code.  The parties hereto further agree that, in the event of the commencement of a bankruptcy proceeding by or against ACT including a proceeding under the Code, LICENSEE shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, including the PATENT RIGHTS and KNOW-HOW, and the same, if not already in LICENSEE’s possession, shall be promptly delivered to LICENSEE upon any such commencement of a bankruptcy proceeding upon written request therefore by LICENSEE.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the EFFECTIVE DATE.

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Michael D. West
Printed Name:	Michael D. West, Ph.D.
Title:	President & Chief Executive Officer

ONE DEGREE GENETICS LLC

By:	/s/ Robert Saglio
Printed Name:	Robert Saglio
Title:	President